Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is dated this 27th day of March 2006, between Home Bank, a federally-chartered mutual savings bank located in Lafayette, Louisiana (the “Bank” or the “Employer”) and L. J. Dailey (the “Executive”).

WITNESSETH

WHEREAS, the Bank and Crowley Building and Loan Association (“CB&L”) have entered into an Agreement and Plan of Reorganization, dated as of March 27, 2006 (the “Merger Agreement”) pursuant to which CB&L will merge with and into the Bank (the “Bank”);

WHEREAS, the Executive is currently the Vice President and Secretary of CB&L;

WHEREAS, the Bank desires to retain the services of the Executive after the effective date of the Merger; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a) Annual Compensation. The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the sum of the Executive’s then current annual rate of base salary and any cash bonus paid to the Executive by the Employer for the calendar year immediately preceding the calendar year in which the Date of Termination occurs.

(b) Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c) Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(d) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

(f) Disability. “Disability” shall be deemed to have occurred if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(g) Effective Date. The “Effective Date” of the Agreement shall be the date that the Merger is completed and becomes effective pursuant to the terms of the Merger Agreement. If the Merger is terminated for any reason, then this Agreement shall be null and void.

(h) Employment Period. The Executive’s “Employment Period” under this Agreement shall be for a period of three years commencing on the Effective Date, subject to extension pursuant to Section 2(a) hereof or earlier termination as provided herein.

(i) Good Reason. “Good Reason” shall mean the occurrence of any of the following events during the Employment Period:

(i)	Without the Executive’s express written consent, a material reduction by the Employer in the Executive’s Base Salary as the same may be increased from time to time or, except pursuant to the terms of the applicable plan or to the extent permitted by Section 3(b) hereof, a reduction in the package of fringe benefits provided to the Executive, taken as a whole;

(ii)	Any purported termination of the Executive’s employment for Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (k) below;

(iii)	The failure by the Employer to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9 hereof; or

(iv)	Without the Executive’s express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the offices of First Vice President and Crowley City President of the Employer or a material adverse change made by the Employer in the Executive’s functions, duties or responsibilities as First Vice President and Crowley City President of the Employer.

(j) IRS. IRS shall mean the Internal Revenue Service.

(k) Notice of Termination. Any purported termination of the Executive’s employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 10 hereof.

(l) Retirement. “Retirement” shall mean voluntary termination by the Executive in accordance with the Employer’s retirement policies, including early retirement, generally applicable to its salaried employees.

2. Term of Employment.

(a) The Employer hereby employs the Executive as First Vice President and Crowley City President, and the Executive hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement. The term of this Agreement shall be a period of three years commencing as of the Effective Date subject to earlier termination or extension as provided herein. On each day during the Employment Period, the Employment Period shall automatically be extended for one additional day, unless either the Employer or the Executive elects not to extend the Agreement further by giving written notice thereof to the other party, in which case the Employment Period shall end on the third anniversary of the date on which such written notice is given, provided that no daily extensions shall be made subsequent to December 31, 2008. As a result, the term of this Agreement shall not be extended beyond December 31, 2011. Upon termination of the Executive’s employment with the Employer for any reason whatsoever, any daily extensions provided pursuant to this Section 2(a), if not theretofore discontinued, shall automatically cease. The Board of Directors of the Employer shall review on a periodic basis (and no less frequently than annually) whether to permit further extensions of the term of this Agreement. As part of such review, the Board of Directors shall consider all relevant factors, including the Executive’s performance hereunder, and shall either expressly approve further extensions of the time of this Agreement or decide to provide notice to the contrary.

(b) During the term of this Agreement, the Executive shall perform such executive services for the Employer as may be consistent with his titles and from time to time assigned to him by the Employer’s President.

3. Compensation and Benefits.

(a) The Employer shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $75,000 per year (“Base Salary”), which may not be decreased without the Executive’s express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the President of the Employer.

(b) During the Employment Period, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing plan or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities. The Employer shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employer and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employer. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c) During the Employment Period, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Employer. The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Employer.

(d) During the Employment Period, the Employer shall provide the Executive with the use of an automobile. The Employer shall pay for all costs of insurance coverage, repairs, maintenance and other incidental expenses, including license, fuel and oil, related to the Executive’s business use of the automobile, subject to such reasonable documentation and other limitations as may be established by the Employer.

4. Expenses. The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employer, including, but not by way of limitation, traveling expenses and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Employer. If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor.

5. Termination.

(a) The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b) In the event that (i) the Executive’s employment is terminated by the Employer for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c) In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d) In the event that (i) the Executive’s employment is terminated by the Association for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Employer shall, subject to the provisions of Section 6 hereof, if applicable:

(1) pay to the Executive, in a lump sum within 10 business days of the Date of Termination, a cash severance amount equal to the Annual Compensation that would have been paid to the Executive for the then remaining Employment Period; and

(2) maintain and provide for a period ending at the earlier of (i) the expiration of the remaining Employment Period prior to the Notice of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (2)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Employer in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that in the event that the Executive’s participation in any plan, program or arrangement as provided in this subparagraph (2) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employer shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination; and provided further, that if the provision of any of the benefits covered by this Section 5(d)(2) would trigger the 20% excise tax and interest penalties under Section 409A of the Code either due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of the benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the “limited period of time” set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits the Employer shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Employer of providing the Excluded Benefits.

6. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by the Employer pursuant to Section 5 hereof shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Employer under Section 5 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent counsel selected by the Employer and paid by the Employer. Such counsel shall promptly prepare the foregoing opinion, but in no event later than 10 business days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7. Mitigation; Exclusivity of Benefits.

(a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(d)(2) above.

(b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Association pursuant to employee benefit plans of the Employer or otherwise.

8. Withholding. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

9. Assignability. The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, association or other entity with or into which the Employer may hereafter merge or consolidate or to which the association may transfer all or substantially all of its assets, if in any such case said corporation, association or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	Board of Directors
Home Bank
503 Kaliste Saloom
Lafayette, Louisiana 70508

To the Executive:	L. J. Dailey
at the address last appearing on
the personnel records of the Employer

11. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf; provided, however, that if the Employer determines, after a review of the final regulations issued under Section 409A of the Code and all applicable Internal Revenue Code guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Employer may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

13. Nature of Obligations. Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

14. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

18. Regulatory Actions. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

(c) If the Employer is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

(d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employer is necessary): (i) by the Director of the Office of Thrift Supervision (“OTS”), or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

19. Payment of Costs and Legal Fees and Reinstatement of Benefits. In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all reasonable legal fees incurred by the Executive in resolving such dispute or controversy, and (2) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

20. Entire Agreement. This Agreement embodies the entire agreement between the Employer and the Executive with respect to the matters agreed to herein. As of the Effective Date, any and all prior agreements between the Employer and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

HOME BANK

By:	/s/ John W. Bordelon
John W. Bordelon, President and CEO

EXECUTIVE

By:	/s/ L. J. Dailey
L. J. Dailey